Exhibit 99.1
News Release
Contact: Glen L. Stiteley, Chief Financial Officer
   (815) 725-1885
Source:   First Community Financial Partners, Inc.

First Community Financial Partners, Inc. Announces Third Quarter 2015 Financial Results
Company eclipsed $1.0 Billion in assets, demonstrated continued earnings per share growth

•	Transition to NASDAQ Capital Market

•	Basic and diluted earnings per share (“EPS”) of $0.17 for the quarter; $.06 or 54.5% increase over prior year

•	Tangible book value growth of $0.46, or 8.5%, to $5.88 year-over-year

•	Asset growth of $105.5 million, or 11.5%, year-over-year to $1.0 billion

•	Loan growth of $53.9 million, or 7.8%, year-over-year

•	Noninterest bearing deposit growth of $34.6 million, or 24.7%, year-over-year

•	Pre-tax, pre-provision core income growth year-to-date of $475,000 or 5.7% year-over-year

•	Net interest income growth year to date of $1.3 million due to increased income from loan growth and reduction in interest expense

•	Noninterest expense increased modestly by $331,000, or 2.2%, year-over-year

•	Negative loan loss provision of $813,000 for the quarter and $1.6 million year to date reflecting overall improvement in asset quality

•	Improved capital flexibility as bank subsidiary reached positive retained earnings allowing it to begin providing cash dividends to the parent company

JOLIET, IL, October 16, 2015 -- First Community Financial Partners, Inc. (NASDAQ:FCFP) (“First Community”or the “Company”), the parent company of First Community Financial Bank (the “Bank”), today reported financial results as of and for the three and nine month periods ended September 30, 2015.
Net income applicable to common shareholders for the three months ended September 30, 2015 was $2.9 million, or $0.17 per diluted share, compared with $1.9 million, or $0.11 per diluted share, for the three months ended September 30, 2014. Earnings in the third quarter of 2015 reflected year-over-year growth in net interest income and a negative loan loss provision of $813,000, compared with no loan loss provision in the third quarter of 2014. The negative loan loss provision was primarily the result of continued improvement in asset quality and a favorable change in the loan loss history used in the calculation of the allowance for loan losses.
Net income applicable to common shareholders for the nine months ended September 30, 2015 was $6.9 million, or $0.40 per diluted share, compared with $3.5 million, or $0.21 per diluted share, for the nine months ended September 30, 2014. Earnings for the nine months ended September 30, 2015 reflected year-over-year growth in net interest income and a negative loan loss provision of $1.6 million compared with a $2.7 million loan loss provision for the nine months ended September 30, 2014, a $4.3 million improvement.

Third Quarter 2015 Highlights

•
Return on average assets (“ROAA”) improved to 1.17% in the third quarter of 2015 from 0.81% in the third quarter of 2014, while return on average equity (“ROAE”) rose sharply to 12.01% in the third quarter of 2015 compared with 7.81% in the third quarter of 2014.

•	Tangible book value per share rose to $5.88 at September 30, 2015, from $5.42 a year earlier, and was up from $5.52 at December 31, 2014.

•	Pre-tax pre-provision core income, a non-GAAP measure, rose to $3.4 million in the third quarter of 2015 compared with $2.9 million in the third quarter of 2014.

•
Net interest income before provision for loan losses increased to $8.0 million in the third quarter of 2015, up 9.49% compared with $7.3 million in the third quarter of 2014, reflecting higher interest income and lower year-over-year interest expense.

•	Total assets increased $105.5 million, or 11.50%, and reached a Company-record $1.0 billion at September 30, 2015 from $917.9 million at September 30, 2014.

•
Total loans increased 7.8%, or $54.0 million, to $743.1 million at September 30, 2015 from $689.1 million at September 30, 2014, with year-over-year growth in almost all loan categories led by commercial real estate, commercial, and residential 1-4 family.

•
Total deposits increased 11.7%, or $88.6 million, to $846.7 million at September 30, 2015 from $758.1 million at September 30, 2014. Core demand deposits comprised 64.2% of total deposits at the end of the third quarter of 2015 compared with 57.1% of total deposits at the end of the third quarter of 2014. Noninterest bearing deposit accounts, an important source of lower-cost funding to support loan activity, increased $34.5 million, or 24.7%, to $174.8 million at the end of the third quarter of 2015 from $140.3 million at the end of the third quarter of 2014.

•
Asset quality measures improved dramatically, including a decline in the ratio of nonperforming assets to total assets to 0.71% at September 30, 2015 from 1.37% a year earlier. Nonperforming assets decreased $5.3 million, or 42.0%, from $12.6 million at September 30, 2014 to $7.3 million at September 30, 2015.

Roy Thygesen, CEO said, “Third quarter 2015 was monumental for three key reasons. As a result of continued operating improvement at the Bank, we have reached positive retained earnings again at our First Community Financial Bank subsidiary. The Bank is now able to provide cash dividends to the parent company, which will provide added financial flexibility to the Company and its shareholders. In addition, we transitioned to the NASDAQ Capital Market. Trading on NASDAQ is expected to increase both retail and institutional investor exposure to the Company, improve trading liquidity for shareholders, and, when appropriate, increase the Company's access to the public and private capital markets to support continued growth of the institution.”
“We are also proud to have reached our founders’ goal of eclipsing $1 billion in total assets, a key measure of our success. Our Bank continues to attract new clients, which is clearly evidenced by recent growth in net loans and core deposits. Checking account growth is a direct reflection of our continued focus on developing relationships, not transactional loan growth. We believe the Bank is playing a vital role as a leading financial services provider in our core markets, and our Company’s future is bright.”
Year to Date 2015 Highlights

•
ROAA improved to 0.94% for the nine months ended September 30, 2015, from 0.53% for the nine months ended September 30, 2014, while ROAE rose sharply to 9.59% for the nine months ended September 30, 2015 compared with 5.04% for the nine months ended September 30, 2014.

•	Pre-tax pre-provision core income, a non-GAAP measure, rose to $8.7 million for the nine months ended September 30, 2015 compared with $8.3 million for the same period in 2014.

•
Net interest income before provision for loan losses increased to $22.6 million for the nine months ended September 30, 2015, up 6.1% compared with $21.3 million for the nine months ended September 30, 2014, reflecting higher interest income, which was the result of current year loan growth, and lower year-over-year interest expense. Interest expense was lower in 2015 due to lower parent company debt costs, in addition to improved deposit funding and a shift to noninterest bearing deposit accounts.

•	Total assets reached a Company-record $1.0 billion at September 30, 2015, an increase of $99.4 million, or 10.8%, from $924.1 million at December 31, 2014.

•	Total loans increased $53.9 million, or 7.8%, to $743.1 million at September 30, 2015 from $689.2 million at December 31, 2014.

•
Total deposits increased $77.3 million, or 10.0%, to $846.7 million at September 30, 2015 from $769.4 million at December 31, 2014. Core demand deposits comprised 64.2% of total deposits in the third quarter of 2015 compared with 59.6% of total deposits at December 31, 2014. Noninterest bearing deposit accounts, an important source of lower-cost funding to support loan activity, increased $16.5 million, or 10.4%, to $174.8 million in the third quarter of 2015 from $158.3 million at December 31, 2014.

Income Statement Highlights
Net interest income was $8.0 million for the third quarter of 2015, compared to $7.3 million for the third quarter of 2014, an increase of $0.7 million or 9.6%. The Company’s net interest margin was 3.31% in the third quarter of 2015, compared to 3.34% in the third quarter of 2014, while the net interest spread was 3.13% compared to 3.14% in the prior year’s third quarter.
Interest income on loans was $8.2 million for the quarter ended September 30, 2015, compared to $8.0 million for the quarter ended September 30, 2014, reflecting contributions from $67.8 million in loan growth, partially offset by newer loans booked at lower average yields due to the ongoing low interest rate environment and competitive market conditions. There were approximately $136.0 million in new loans and renewals during the first three quarters of 2015, at a weighted average rate of 4.13%.
Interest income on securities was $1.1 million for the quarter ended September 30, 2015, compared to $848,000 for the quarter ended September 30, 2014. The increase in interest income on securities was the result of growth in the portfolio, along with improvement in the overall yield of the government sponsored enterprises and state and political subdivision portfolios.
Interest expense on deposits was $973,000 in the third quarter of 2015, compared to $1.1 million in the third quarter of 2014, which primarily reflected a decline in time deposits, that were replaced by growth in noninterest bearing deposits, along with an increase in lower cost NOW, money market and savings accounts. In addition, the reduced borrowing costs at the parent company helped to lower interest expense during the third quarter, after the refinancing of outstanding subordinated debt with a lower interest rate line of credit.
Noninterest income was $769,000 in the third quarter of 2015, a decrease of $197,000, or 20.4%, which included small decreases in service charges on deposit accounts and slightly lower mortgage fee income of $178,000. Year-to-date 2015 both service charges and mortgage income were up over the prior year despite lower results in the third quarter. Noninterest income in the third quarter of 2014 was $966,000, which included $407,000 in gains on the sale of securities, compared to $251,000 in gains on sales of securities in 2015, as a result of changes in the investment portfolio during 2014.
Noninterest expense was $5.1 million for the quarter ended September 30, 2015 compared to $5.1 million for the quarter ended September 30, 2014. Salaries and benefits were consistent year-over-year and lower occupancy expense was reflected by the purchase of the Channahon, Illinois branch in mid-2014. The third quarter of 2015 included a net loss on foreclosed assets of $58,000 compared to $78,000 in the same period in 2014. Losses were related to changes in property values, as appraisals are updated annually.

Balance Sheet Highlights
Total assets were $1.0 billion at September 30, 2015, up 11.5% or $105.5 million, from $917.9 million at September 30, 2014, and up 10.8%, or $99.4 million, from $924.1 million at December 31, 2014.
Net loans (after allowance for loan losses) were $731.3 million at September 30, 2015, an 8.3%, or $56.0 million, increase from $675.3 million at September 30, 2014, and a 8.3%, or a $56.0 million, increase from $675.3 million at December 31, 2014, reflecting balanced growth in all lending categories, other than consumer and other loans, and a lower allowance for loan losses. Commercial real estate loans increased $15.4 million, or 4.4%, to $368.9 million year-over-year. Commercial loans rose $4.0 million year-over-year, an increase of 2.3% to $180.7 million. Residential 1-4 family loans, which grew steadily throughout 2014, were $126.3 million at September 30, 2015

$25.6 million, or 25.4%, from $100.7 million at September 30, 2014, and up 25.3% from $100.8 million at December 31, 2014.
Year-over-year asset comparisons include growth of investment securities to $217.2 million at September 30, 2015, compared with $157.1 million at September 30, 2014 and $170.1 million at December 31, 2014. Strong gains in low-cost deposits facilitated some of the growth.
Total deposits, which increased $77.3 million from December 31, 2014, or 10.0%, to $846.7 million in the third quarter of 2015, compared with $769.4 million at December 31, 2014, and $758.1 million at September 30, 2014, reflected the Company’s focus on growing core deposits from commercial business depositors. Approximately $34.6 million of the year-over-year growth came from commercial noninterest bearing demand deposits by expanding and developing those relationships. Noninterest bearing demand deposits increased 24.7%, or $34.6 million, year-over-year despite being flat in the third quarter of 2015. Savings deposits increased 26.8%, or $7.4 million, year-over-year and 4.1%, or $1.4 million, in the third quarter. NOW accounts increased 35.1%, or $26.4 million, from September 30, 2014, and 6.7% in the third quarter. Money market accounts increased $42.2 million or 22.2% to $232.2 million at September 30, 2015 from $190.0 million at September 30, 2014 and increased $36.0 million or 18.3% from $196.2 million at December 31, 2014. This growth has reduced First Community’s overall reliance on time deposits for funding its asset growth. Ongoing rebalancing of the Company’s deposit portfolio resulted in a decline in time deposits to $302.9 million at September 30, 2015 from $310.9 million at December 31, 2014 and $324.9 million at September 30, 2014, a decrease of 6.8%, or $22.0 million, year-over-year.

Asset Quality
Total nonperforming assets declined by 42.0%, or $5.3 million, to $7.3 million at September 30, 2015 from $12.6 million at September 30, 2014, and 23.6% from $9.5 million at December 31, 2014. The improvement reflected a decline in total nonperforming loans to $3.2 million from $9.1 million a year earlier, and from $7.0 million at December 31, 2014. Foreclosed assets were $4.1 million at September 30, 2015, which were up from $3.5 million at September 30, 2014 and an increase from $2.5 million at December 31, 2014 due to the transfer of two properties in the second quarter of 2015 from nonperforming loans. The Company had net recoveries of $146,000 in the third quarter of 2015, compared to net charge-offs of $512,000 in the third quarter of 2014. Net charge-offs for the nine months ended September 30, 2015 were $588,000 as compared to $4.6 million for the same period in 2014.
The Company had a negative provision for loan losses of $813,000 in the third quarter, and a negative provision for loan losses of $1.6 million for the nine months ended September 30, 2015, compared with no provision in the third quarter of 2014 and a provision of $2.7 million for the nine months ended September 30, 2014, reflecting significantly improved asset quality year over year. Even with this negative provision, the Company’s allowance for loan losses to nonperforming loans remains strong at 370.52% at September 30, 2015, compared to 198.73% at December 31, 2014 and 153.02% at September 30, 2014.

Capital Ratios
The Company was “well capitalized” according to applicable regulatory standards at September 30, 2015, with a Tier 1 leverage ratio of 9.39%, Tier 1 risk based ratio of 11.57%, a total risk-based capital ratio of 14.71%, and a common equity Tier 1 ratio of 11.57%. First Community’s ratio of tangible common shareholder’s equity to tangible assets was 9.78% at September 30, 2015, compared to 9.96% at December 31, 2014 and 9.78% at September 30, 2014.

About First Community Financial Partners, Inc.: First Community Financial Partners, Inc., headquartered in Joliet, Illinois, is a bank holding company whose common stock trades on the NASDAQ Capital Market (NASDAQ:FCFP). First Community Financial Partners has one bank subsidiary, First Community Financial Bank. First Community Financial Bank, based in Plainfield, Illinois, is a wholly owned banking subsidiary of First Community Financial Partners, with locations in Joliet, Plainfield, Homer Glen, Channahon, Naperville and Burr Ridge, Illinois. The Bank is dedicated to its founding principles by being actively involved in the communities it serves and providing exceptional personal service delivered by experienced local professionals.

Special Note Concerning Forward-Looking Statements
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Any statements in this release other than statements of historical facts, including statements about management’s beliefs and expectations, are forward-looking statements and should be evaluated as such. These statements are made on the basis of management’s views and assumptions regarding future events and business performance. Words such as “estimate,” “believe,” “anticipate,” “expect,” “intend,” “plan,” “target,” “project,” “should,” “may,” “will” and similar expressions are intended to identify forward-looking statements. Forward-looking statements (including oral representations) involve risks and uncertainties that may cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. These risks and uncertainties involve a number of factors related to the businesses of First Community and its wholly owned bank subsidiary, including: risks associated with First Community’s possible pursuit of acquisitions; economic conditions in First Community’s, and its wholly owned bank subsidiary’s; service areas; system failures; losses of large customers; disruptions in relationships with third party vendors; losses of key management personnel and the inability to attract and retain highly qualified management personnel in the future; the impact of legislation and regulatory changes on the banking industry, including the implementation of the Basel III capital reforms; losses related to cyber-attacks; and liability and compliance costs regarding banking regulations. These and other risks and uncertainties are discussed in more detail in First Community’s filings with the Securities and Exchange Commission, including First Community’s Annual Report on Form 10-K filed on March 13, 2015.
Many of these risks are beyond management’s ability to control or predict. All forward-looking statements attributable to First Community, and its wholly owned bank subsidiary, or persons acting on behalf of each of them are expressly qualified in their entirety by the cautionary statements and risk factors contained in this communication. Because of these risks, uncertainties and assumptions, you should not place undue reliance on these forward-looking statements. Furthermore, forward-looking statements speak only as of the date they are made. Except as required under the federal securities laws or the rules and regulations of the Securities and Exchange Commission, First Community does not undertake any obligation to update or review any forward-looking information, whether as a result of new information, future events or otherwise.

FINANCIAL SUMMARY
	Three months ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014
Interest income:	(In thousands, except per share data)(Unaudited)
Loans, including fees	$8,218	$7,988	$24,124	$23,738
Securities	1,103	848	3,017	2,261
Federal funds sold and other	19	23	47	62
Total interest income	9,340	8,859	27,188	26,061
Interest expense:
Deposits	973	1,130	2,937	3,400
Federal funds purchased and other borrowed funds	98	16	129	50
Subordinated debt	297	432	1,503	1,295
Total interest expense	1,368	1,578	4,569	4,745
Net interest income	7,972	7,281	22,619	21,316
Provision for loan losses	(813)	—	(1,562)	2,667
Net interest income after provision for loan losses	8,785	7,281	24,181	18,649
Noninterest income:
Service charges on deposit accounts	188	210	565	492
Gain on sale of loans	—	—	—	32
Gain on foreclosed assets, net	—	—	—	19
Gain on sale of securities	251	407	272	446
Mortgage fee income	178	196	435	336
Other	152	153	465	1,106
Total noninterest income	769	966	1,737	2,431
Noninterest expenses:
Salaries and employee benefits	2,841	2,812	8,535	8,452
Occupancy and equipment expense	486	543	1,483	1,607
Data processing	248	238	710	715
Professional fees	342	345	1,134	1,044
Advertising and business development	217	223	633	563
Losses on sale and writedowns of foreclosed assets, net	58	78	78	447
Foreclosed assets, net of rental income	(61)	55	80	190
Other expense	1,005	794	2,840	2,144
Total noninterest expense	5,136	5,088	15,493	15,162
Income before income taxes	4,418	3,159	10,425	5,918
Income taxes	1,471	1,149	3,527	1,936
Net income attributable to First Community Financial Partners	2,947	2,010	6,898	3,982
Dividends and accretion on preferred shares	—	(145)	—	(433)
Net income applicable to common shareholders	$2,947	$1,865	$6,898	$3,549

Basic earnings per share	$0.17	$0.11	$0.41	$0.22

Diluted earnings per share	$0.17	$0.11	$0.40	$0.21

FINANCIAL SUMMARY

	September 30, 2015	December 31, 2014	September 30, 2014
Period-End Balance Sheet
(Dollars in thousands)(Unaudited)
Assets
Mortgage loans held for sale	$—	$738	$—
Construction and land development	19,451	18,700	15,898
Farmland and agricultural production	8,984	9,350	9,393
Residential 1-4 family	126,316	100,773	100,716
Multifamily	30,771	24,426	24,496
Commercial real estate	368,896	353,973	353,456
Commercial	180,674	171,452	176,627
Consumer and other	7,963	10,519	8,558
Total loans	743,055	689,193	689,144
Allowance for credit losses	11,753	13,905	13,871
Net loans	731,302	675,288	675,273
Investment securities	217,194	170,054	157,094
Other earning assets	25,743	23,990	31,581
Other non-earning assets	49,193	54,005	53,943
Total Assets	$1,023,432	$924,075	$917,891

Liabilities and Shareholders' Equity
Noninterest bearing deposits	$174,849	$158,329	$140,252
Savings deposits	34,933	30,211	27,546
NOW accounts	101,828	73,755	75,383
Money market accounts	232,195	196,222	190,037
Time deposits	302,892	310,893	324,897
Total deposits	846,697	769,410	758,115
Total borrowings	72,551	58,662	59,832
Other liabilities	4,065	3,950	3,963
Total Liabilities	923,313	832,022	821,910
Shareholders’ equity - preferred	—	—	6,233
Shareholders’ equity - common	100,119	92,053	89,748
Total Shareholders’ Equity	100,119	92,053	95,981
Total Liabilities and Shareholders’ Equity	$1,023,432	$924,075	$917,891

COMMON STOCK DATA

	2015	2014
	Third Quarter	Fourth Quarter	Third Quarter

Market value (1):
End of period	$6.51	$5.20	$4.73
High	7.00	5.43	4.78
Low	6.25	4.60	4.30
Book value (end of period)	5.88	5.52	5.80
Tangible book value (end of period)	5.88	5.52	5.42
Shares outstanding	17,017,441	16,668,002	16,552,063
Average shares outstanding	16,993,822	16,563,405	16,549,096
Average diluted shares outstanding	17,161,783	16,800,247	16,770,189

(1) The prices shown are as reported on the OTC Pink Marketplace other than for the third quarter of 2015, which are as reported on the NASDAQ Capital Market.

INVESTMENT PORTFOLIO
(Dollars in thousands)(Unaudited)
	As of September 30, 2015
	Cost	Unrealized Gains	Unrealized Loss	Fair Value	Yield (%)	Duration (Years)

Investment Securities
Government sponsored enterprises	$26,754	$383	$—	$27,137	1.73%	3.21
Residential collateralized mortgage obligations	61,325	419	111	61,633	2.22%	3.33
Residential mortgage backed securities	29,286	205	49	29,442	1.86%	3.52
State and political subdivisions	96,518	1,425	328	97,615	2.55%	4.69
Total debt securities	213,883	2,432	488	215,827	2.26%	4.31
Federal Home Loan Bank stock	1,367	—	—	1,367	—%	—
Total Investment Securities	$215,250	$2,432	$488	$217,194	2.26%	4.31

(Dollars in thousands)	As of December 31, 2014
	Cost	Unrealized Gains	Unrealized Loss	Fair Value	Yield (%)	Duration (Years)

Investment Securities
Government sponsored enterprises	$30,904	$83	$36	$30,951	1.69%	2.80
Residential collateralized mortgage obligations	44,095	241	62	44,274	2.35%	2.71
Residential mortgage backed securities	27,208	137	128	27,217	2.26%	4.10
State and political subdivisions	65,240	1,096	91	66,245	2.48%	4.16
Total debt securities	167,447	1,557	317	168,687	2.27%	3.85
Federal Home Loan Bank stock	1,367	—	—	1,367	—%	—
Total Investment Securities	$168,814	$1,557	$317	$170,054	2.27%	3.85

ASSET QUALITY DATA

	September 30, 2015	December 31, 2014	September 30, 2014
(Dollars in thousands)(Unaudited)
Loans identified as nonperforming	$3,117	$6,947	9,065
Other nonperforming loans	55	50	—
Total nonperforming loans	3,172	6,997	9,065
Foreclosed assets	4,109	2,530	3,489
Total nonperforming assets	$7,281	$9,527	$12,554

Allowance for loan losses losses	11,753	13,905	13,871
Nonperforming assets to total assets	0.71%	1.03%	1.37%
Nonperforming loans to total assets	0.31%	0.76%	0.99%
Allowance for loan losses to nonperforming loans	370.52%	198.73%	153.02%

Allowance for loan losses rollforward:
	Three months ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014
Beginning balance	$12,420	$14,383	$13,905	$15,820
Charge-offs	654	659	1,725	5,761
Recoveries	800	147	1,137	1,145
Net charge-offs	(146)	512	588	4,616
Provision for loan losses	(813)	—	(1,562)	2,667
Ending Balance	$11,753	$13,871	$11,755	$13,871

Net charge-offs	(146)	512	588	4,616
Net chargeoff percentage (annualized)	(0.08)%	0.30%	0.16%	1.38%

OTHER DATA (1)

	For the three months ended,		For the nine months ended,
	September 30, 2015	September 30, 2014	September 30, 2015	September 30, 2014
Return on average assets	1.17%	0.81%	0.94%	0.53%
Return on average equity	12.01%	7.81%	9.59%	5.04%
Net yield on earning assets	3.31%	3.34%	4.88%	3.36%
Average loans to assets	72.37%	73.51%	73.70%	74.77%
Average loans to deposits	86.63%	88.19%	87.62%	90.30%
Average noninterest bearing deposits to total deposits	20.79%	15.83%	20.17%	15.68%
Average equity to assets	9.59%	15.54%	9.64%	10.54%

COMPANY CAPITAL RATIOS
(Dollars in thousands)	September 30, 2015	December 31, 2014	September 30, 2014
Tier 1 leverage ratio	9.24%	8.55%	9.78%
Common equity tier 1 capital ratio	11.20%	n/a	n/a
Tier 1 capital ratio	11.20%	10.27%	10.37%
Total capital ratio	14.39%	15.28%	14.64%
Tangible common equity	$100,119	$92,053	$89,748

(1)  The September 30, 2015 capital ratios are calculated under the Basel III capital rules that became effective on January 1, 2015. Prior period capital ratios were calculated under the prompt corrective action capital rules that were in effect for those periods.

OTHER NON-GAAP MEASURES

Pre-tax pre-provision core income (1)
(Dollars in thousands)

	Three months ended		Nine months ended
	September 30, 2015	September 30, 2014	September 30, 2015		September 30, 2014

Pre-tax net income	$4,418	$3,159	$10,425		$5,918
Provision for loan losses	(813)	—	(1,562)		2,667
Gain on sale of investment securities	(251)	(407)	(272)	466	(446)
Gain on sale of foreclosed assets	—	—	—		(19)
Bank owned life insurance gain	—	—	—		(483)
Losses on sale and writedowns of foreclosed assets, net	58	78	78		447
Foreclosed assets, net of rental income	(61)	55	80		190
Adjusted pre-tax pre-provision core income	$3,351	$2,885	$8,749		$8,274

(1)  This is a non-GAAP financial measure. The Company’s management believes the presentation of pre-tax pre-provision core net operating income provides investors with a greater understanding of the Company’s operating results, in addition to the results measured in accordance with GAAP.